Exhibit 99.3

ANCILLARY TRANSACTION FRAMEWORK AGREEMENT

AMONG

NORTHWEST AIRLINES CORPORATION,

NORTHWEST AIRLINES, INC.,

NORTHWEST MASTER EXECUTIVE COUNCIL

AND

AIR LINE PILOTS ASSOCIATION, INTERNATIONAL

Dated as of June 26, 2008

Table of Contents

Page #

ARTICLE I

DEFINITIONS

SECTION 1.01.	Certain Defined Terms	1

ARTICLE II

COVENANTS

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NORTHWEST

SECTION 3.01.	Organization and Qualification	3
SECTION 3.02.	Authority for this Agreement; Board Action	3
SECTION 3.03.	Consents and Approvals; No Violation	3

ARTICLE IV

REPRESENTATIONSAND WARRANTIES OF ALPA AND THE NORTHWEST MEC

SECTION 4.01.	Authority for this Agreement	4
SECTION 4.02.	Consents and Approvals; No Violation	4

ARTICLE V

MISCELLANEOUS

- i -

- ii -

ANCILLARY TRANSACTION FRAMEWORK AGREEMENT

ANCILLARY TRANSACTION FRAMEWORK AGREEMENT (this “Agreement”), dated as of June 26, 2008, by and among NORTHWEST AIRLINES CORPORATION, a Delaware corporation (“NWA”), NORTHWEST AIRLINES, INC., a Minnesota corporation (“Northwest Airlines” and collectively with NWA, “Northwest”), NORTHWEST MASTER EXECUTIVE COUNCIL (“Northwest MEC”) and the AIR LINE PILOTS ASSOCIATION, INTERNATIONAL (“ALPA”) (collectively, the “Parties”).

RECITALS

WHEREAS, NWA, Delta Air Lines, Inc., a Delaware corporation (“Delta”) and Nautilus Merger Corporation, a Delaware corporation and wholly owned subsidiary of Delta, have entered into an Agreement and Plan of Merger, dated April 14, 2008 (the “Merger Agreement”);

WHEREAS, Delta, the Delta Master Executive Council (“Delta MEC”), the Northwest MEC and ALPA are parties to that certain Transaction Framework Agreement, dated as of the date hereof (the “TFA”); and

WHEREAS, Northwest, the Northwest MEC and ALPA desire to make certain covenants and agreements in connection with and furtherance of the transactions contemplated by the Merger Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.          Certain Defined Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Article I of the TFA.

ARTICLE II

COVENANTS

SECTION 2.01.          Consent to the new PWA. Northwest consents to the new PWA, which sets out, subject to pilot ratification and execution by the President of ALPA, the collective bargaining agreement that will apply to the Merged Company Pilots as of the DCC. Until the DCC, the Northwest Pilot Group will remain separate and covered by the Existing Northwest CBA, as it may be modified.

SECTION 2.02.         Certain Restrictions. Northwest shall not, prior to the Merger Agreement Effective Date, swap or transfer orders or options for new aircraft existing prior to the Announcement Date with Delta. Between the date hereof and the DCC, no pilot on the Northwest seniority list as of the Announcement Date will be placed on furlough as a result of the Merger Agreement, except and only to the extent that a Force Majeure Event has occurred and is continuing during the period in which such furlough takes place and is the cause of any such furlough. For purposes of this Section 2.02, “Force Majeure Event” means an event (i) over which Northwest does not have control and (ii) which involuntarily prevents Northwest from conducting a substantial portion of its operations. Such event includes but is not limited to the grounding of a substantial number of Northwest’s aircraft by a government agency, unavailability of fuel to Northwest or a natural disaster with respect to Northwest, in each case involuntarily preventing Northwest from conducting a substantial portion of its operations.

SECTION 2.03.          No Prejudice. (a) Northwest, ALPA, and the Northwest MEC agree that, if the new PWA does not become effective for the Merged Company Pilots or if the Merger is not consummated for any reason, this Agreement and the new PWA and any discussions, written or oral proposals or agreements or other communications (including any exchange of documents, exhibits and data) between each of them and their Representatives in connection with this Agreement or the new PWA shall be without prejudice to the position of any Party and shall not be referred to in any manner in any subsequent collective bargaining negotiation, nor in any grievance, System Board of Adjustment proceedings or any other legal proceeding regarding the interpretation, implementation, application or enforcement of the Existing Northwest CBA as in effect on the date hereof.

(b)      This Section 2.03 shall survive the termination of this Agreement, including by consummation of the Merger, and is intended to benefit, and shall be enforceable by ALPA, the Northwest MEC and Northwest and their respective successors and legal representatives.

SECTION 2.04.       Pilot Directors. Each of the Northwest MEC and ALPA agrees that (a) at or immediately prior to the Merger Agreement Effective Date, the Northwest MEC will cause the member of the Board of Directors of Northwest (the “Northwest Board”) who is a designee of the Northwest MEC to resign from the Northwest Board (effective no later than the Merger Agreement Effective Date), and (b) effective as of the Merger Agreement Effective Date, except as otherwise provided in Section 6.07(c) of the TFA, the right of the Northwest MEC to designate a member of the Northwest Board shall terminate and be of no further force or effect (and neither of the Northwest MEC or ALPA shall attempt to exercise such right from and after the Merger Agreement Effective Date).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NORTHWEST

Northwest hereby represents and warrants to ALPA and the Northwest MEC as follows:

SECTION 3.01.         Organization and Qualification. Northwest is a duly organized and validly existing entity in good standing under the Laws of its jurisdiction of organization, with all requisite entity power and authority to own its properties and conduct its business as currently conducted.

SECTION 3.02.       Authority for this Agreement; Board Action. Northwest has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Northwest and the consummation by Northwest of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Northwest, and no other corporate proceedings on the part of Northwest and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Northwest, and, assuming due authorization, execution and delivery by each of the other Parties hereto constitutes a legal, valid and binding obligation of Northwest, enforceable against Northwest, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 3.03.       Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by Northwest, nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Northwest, (ii) conflict with or violate any order, writ, injunction, decree, judgment, determination, requirement, award, stipulation, statute, rule or regulation of any Governmental Entity applicable to Northwest, as the case may be, or any of its Subsidiaries or by which any of their respective assets are bound, or (iii) violate, conflict with or result in a breach of, or require any consent, waiver or approval under, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any note, bond, mortgage, lease, license, agreement, contract, indenture or other instrument or obligation to which Northwest or any of its Subsidiaries is a party or by which Northwest or any of its Subsidiaries or any of their respective assets are bound, except, in the cases of clauses (ii) or (iii), for any such violations, defaults, consents or breaches that do not or would not reasonably be expected to prohibit, delay, restrict or impair the ability of Northwest to consummate the transactions contemplated hereby in any material respect.

(b)      The execution, delivery and performance of this Agreement by Northwest and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body, except any such consents, approvals, authorizations or permits the failure of which to obtain does not or would not reasonably be expected to prohibit, delay, restrict or impair the ability of Northwest to consummate the transactions contemplated hereby in any material respect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ALPA AND

THE NORTHWEST MEC

Each of ALPA and the Northwest MEC hereby severally, and not jointly, represent and warrant as of the date hereof as follows:

SECTION 4.01.       Authority for this Agreement. It has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary proceedings on its part. This Agreement has been duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 4.02.       Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by it, nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of its bylaws or similar governing documents, (ii) conflict with or violate any Law applicable to it, or (iii) violate, conflict with or result in a breach of, or require any consent, waiver or approval under, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, any of the terms, conditions or provisions of any Contract to which it is a party or by which any of its assets are bound, except, in the case of clauses (ii) or (iii), for any such violations, defaults, consents or breaches that do not or would not reasonably be expected to prohibit, delay, restrict or impair its ability to consummate the transactions contemplated hereby in any material respect.

(b)      The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except any such consents, approvals, authorizations or permits the failure of which to obtain does not or would not reasonably be expected to prohibit, delay, restrict or impair the ability of such parties to consummate the transactions contemplated hereby in any material respect.

ARTICLE V

MISCELLANEOUS

SECTION 5.01.       Termination. This Agreement shall terminate automatically in the event of and simultaneously upon the termination of the TFA in accordance with its terms.

SECTION 5.02.       Effect of Termination. If this Agreement is terminated pursuant to Section 5.01, then this Agreement, except for the provisions of Section 2.03 and

Article V, shall forthwith become void and have no effect, without any liability on the part of any Party or its directors, officers, stockholders or members or other affiliates or related parties. Notwithstanding the foregoing, no Party shall be relieved or released from any liabilities or damages for any willful and material breach hereof.

SECTION 5.03.       Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except as provided in Section 6.03 of the TFA or as otherwise agreed in writing between Northwest and the Northwest MEC.

SECTION 5.04.         Indemnity. Northwest agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Delta MEC, the Northwest MEC, the Merged Company MEC, ALPA, the Initial Holder, the Designee and each of their respective Affiliates, members, officers, directors, employees, advisors and agents, including the Merged Company Pilots (each, an “Indemnitee”) from and against any and all losses, suits, claims, damages, costs and expenses, including legal fees and expenses to the extent set forth below (each, a “Claim”), relating to or arising out of the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby asserted or brought by one or more stockholders of Northwest in their capacities as such or by any employees of Northwest other than employees represented by ALPA (except ALPA-represented employees in their capacities as stockholders of Northwest); provided that Northwest shall not be required to indemnify an Indemnitee hereunder to the extent such Claim results from the gross negligence or willful misconduct of any such Indemnitee or to the extent such Claim results from any material misstatement or omission in any information provided by or on behalf of any Indemnitee for filing with any governmental authority. Any Indemnitee entitled to indemnification hereunder shall give prompt written notice to Northwest of any Claim with respect to which it seeks indemnification hereunder; provided that any delay or failure to so notify Northwest shall relieve Northwest of its obligations hereunder with respect to such Claim only to the extent that it is actually and materially prejudiced by such delay or failure. Northwest shall have the right to assume and control the defense of any such Claim with counsel reasonably satisfactory to the Indemnitee; provided that Northwest has not and is not contesting the Indemnitee's rights to indemnification hereunder. The Indemnitee may select and employ separate counsel to participate in the defense of such Claim (which separate counsel shall be retained at the expense of the Indemnitee unless Northwest shall have failed to assume the defense of such Claim within a reasonable period of time after notice of the Claim). If Northwest assumes the defense of any such Claim, it shall have the right to settle such Claim without the consent of the Indemnitees so long as such settlement does not include any injunctive relief against an Indemnitee, and Northwest shall not consent to the entry of a judgment or a settlement of any such Claim that does not include an unconditional release from all liability in respect of such Claim for the benefit of the Indemnitees without their prior written consent not to be unreasonably withheld.

SECTION 5.05.         Amendment. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the Parties.

SECTION 5.06.         Extension; Waiver; Remedies. (a) At any time prior to the termination of this Agreement, each Party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other Party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other Party or in any document, certificate or writing delivered pursuant hereto by any other Party, or (iii) waive compliance by any other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party against which such waiver or extension is to be enforced.

(b)      The failure of any Party hereto to exercise any rights, power or remedy provided under this Agreement, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

SECTION 5.07.       Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Merger Agreement Effective Date. Each covenant or agreement of the Parties in this Agreement shall not survive beyond the Merger Agreement Effective Date, other than any covenant or agreement that by its terms contemplates performance after the Merger Agreement Effective Date.

SECTION 5.08.       Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect thereto. This Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties.

SECTION 5.09.       Jurisdiction; Venue. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Court of Chancery of the State of Delaware in and for New Castle County Delaware, in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court, (d) agrees that this Agreement will not be subject to the grievance and/or System Board of Adjustment procedures of the Existing Northwest CBA or the new PWA, as each may be amended, and (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any proceeding arising out of this Agreement in any such court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 5.10.       Validity; Specific Performance. (a) If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any

Law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the Parties as closely as possible.

(b)      The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by any Party in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 5.01, any Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 5.11.       Capacity of the Northwest MEC. Notwithstanding anything to the contrary contained herein, the Northwest MEC is executing this Agreement in its capacity as the governing body of the Northwest Pilot Group, and the obligations contained herein of the Northwest MEC are obligations only of such governing body, and shall not be deemed to bind any members of the Northwest MEC or any committees thereof acting in their capacity as individuals or local council representatives.

SECTION 5.12.       Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt or by recognized overnight courier service, as follows:

if to Northwest:

General Counsel
Northwest Airlines
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Attention:	Ben Hirst
Facsimile:	612.726.8249

with a copy to, which shall not constitute notice:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Wilson S. Neely
Andrew W. Smith
Facsimile:	212.455.2502

if to the Northwest MEC:

NWA Master Executive Council
7900 International Drive
Suite 850
Bloomington, MN 55425
Attention:	Captain Dave Stevens
Facsimile:	952.854.3324

with a copy to, which shall not constitute notice:

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178-0061
Attention:	Daniel R. Lenihan
Facsimile:	212.697.1559

if to ALPA:

Air Line Pilots Association, Int’l
1625 Massachusetts Ave NW
Washington, DC 20036
Attention:	Jonathan Cohen
Facsimile:	202.797.4014

with a copy to, which shall not constitute notice:

Cohen, Weiss and Simon LLP
330 West 42nd Street
25th Floor
New York, NY 10036
Attention:	Robert Savelson
Richard Seltzer
Facsimile:	212.695.5436

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

SECTION 5.13.       Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.

SECTION 5.14.       Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 5.15.       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as provided in Section 5.04.

SECTION 5.16.       Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

SECTION 5.17.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

NORTHWEST AIRLINES CORPORATION	NORTHWEST AIRLINES, INC.
/s/ Douglas M. Steenland Douglas M. Steenland President and Chief Executive Officer	/s/ Robert A. Brodin Robert A. Brodin Senior Vice President, Labor Relations

[Signature Page to Ancillary Transaction Framework Agreement]

AIR LINE PILOTS ASSOCIATION, INTERNATIONAL	NORTHWEST MASTER EXECUTIVE COUNCIL
/s/ John H. Prater Captain John H. Prater President	/s/ Dave Stevens Captain Dave Stevens Chairman, Northwest MEC

WITNESS:

/s/ John L. Haase Captain John L. Haase Chairman, Northwest MEC Negotiating Committee

/s/ James L. Van Sickle Captain James L. Van Sickle Northwest MEC Negotiating Committee

/s/ Daniel J. Vician Captain Daniel J. Vician Northwest MEC Negotiating Committee

/s/ Ronald Hay, Jr. Captain Ronald Hay, Jr. Northwest MEC Negotiating Committee

[Signature Page to Ancillary Transaction Framework Agreement]